Exhibit 99.1

South Plains Financial, Inc. Announces Executive Leadership Transition

~ Curtis Griffith to Retire as Chief Executive Officer, Continue as Chairman of the Board ~

~ Cory Newsom Appointed Chief Executive Officer Effective December 31, 2026 ~

LUBBOCK, Texas, June 17, 2026 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today announced the upcoming retirement of Curtis Griffith, Chairman and Chief Executive Officer, to be effective December 31, 2026. Mr. Griffith will remain a director of the Company and its wholly owned subsidiary, City Bank, and will continue to serve as Chairman of the Board. South Plains’ board of directors has appointed Cory Newsom, director and President, as the Company’s Chief Executive Officer, effective upon Mr. Griffith’s retirement on December 31, 2026.

Curtis Griffith commented, “It has been the privilege of a lifetime to be part of building South Plains over more than four decades. What I am most proud of is the culture we’ve created—one centered on relationships and a shared commitment to helping people succeed. From our employees to our customers, partners and communities, we have always believed that our core purpose is to use the power of relationships to help people succeed and live better.”

Mr. Griffith continued, “Our leadership transition has been the result of many years of deliberate planning, and Cory has been instrumental throughout that process. He has been leading our day-to-day operations and driving our growth strategy, with a clear focus on disciplined organic loan growth and strategic M&A, including the recent successful acquisition and integration of Bank of Houston. Cory’s leadership and execution give me confidence that this transition will be seamless and that South Plains will continue to deliver on its growth strategy and create long-term shareholder value.”

Cory Newsom added, “I am honored to step into this role and grateful to our board for the opportunity to continue to be part of South Plains’ journey. Curtis’ leadership, partnership and unwavering commitment to our culture and communities have shaped this Company in a way that will endure, and I have learned a great deal working alongside him.”

Mr. Newsom concluded, “As we look ahead, we will continue to execute on the strategy that has driven our success—expanding our lending platform, investing in experienced bankers, and pursuing disciplined, thoughtful growth opportunities—while maintaining the credit culture and relationship-based approach that has defined South Plains. The progress we have made in recent years provides a strong foundation, and I am excited to lead our team as we continue to build on that success.”

To facilitate a smooth transition of the day-to-day leadership of the Company, the Company and the Bank have also entered into a Retirement and Consultancy Agreement with Mr. Griffith, pursuant to which Mr. Griffith will serve as a consultant to the Company beginning upon his retirement on December 31, 2026.

In connection with his retirement, the Company and Mr. Griffith intend to enter into a Stock Repurchase Agreement pursuant to which, on or before June 30, 2026, the Company will repurchase 300,000 shares of common stock of the Company owned by Mr. Griffith in a private transaction at a per share purchase price equal to the closing market price of the Company’s common stock on the date immediately prior to the effective date of the repurchase. The Stock Repurchase Agreement was approved by the Company’s Board of Directors, with Mr. Griffith recused.

For more information, please refer to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC) on June 17, 2026, which can be found on the Company’s website: https://www.spfi.bank/.

About South Plains Financial, Inc.
South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Available Information
The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the SEC. Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events and South Plains’ financial performance. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact
Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.